FOR IMMEDIATE RELEASE

VIVA Macau chooses InteliSys as

Reservation System Provider

SHEDIAC, New Brunswick, May 29, 2006 - InteliSys Aviation Systems of America Inc. (OTCBB:IYSA) announced today that it has entered into a multi-year agreement with VIVA Macau, Macau’s first Low Cost Airline. Macau is a Special Administrative Region of the People' s Republic of China.

Under the terms of the agreement, InteliSys will provide VIVA Macau with its hosted passenger management and reservation system which it markets under the trade name “amelia.” The agreement will see InteliSys deliver its amelia RES module, supported by several companion modules.

VIVA Macau chief executive officer Andrew Pyne stated: “The selection of a reservation and distribution system provider is a critical decision for any airline. We chose InteliSys for their ability and willingness to adapt their systems to the markets we intend to serve."

Commenting on the new partnership, InteliSys President and CEO Ralph Eisenschmid said, “Being selected by the VIVA Macau team is extremely important to InteliSys. Our extensive research into the Asian travel industry allowed us to make several key enhancements to the amelia system, adapting it to this unique market. This collaborative effort with VIVA Macau has resulted in the amelia RES system supporting business processes unique to Chinese and Asian markets, and has further differentiated InteliSys from its competitors. We expect other carriers to follow in VIVA Macau’s steps now that the amelia system can be referenced as a solution tailored specifically to this rapidly expanding market.”

Eisenschmid continued, “Industry experts continue to predict tremendous growth in the airline sector in China and the surrounding areas. The Chinese government has commitment to invest heavily in aviation and airports. We are pleased to be associated with the early adopters and visionary airlines.”

InteliSys management estimates the agreement with VIVA Macau will contribute to the company’s revenues for 2006 by 8% to 10% during the last 6 months of the 2006 fiscal / calendar year, and significantly more over the term of the agreement.

VIVA Macau, the first low cost airline in Macau, will begin its Boeing 767 operations later this summer with services between Macau and destinations in Asia.

“amelia” is InteliSys’ proprietary, integrated suite of airline management tools designed specifically for the rapidly growing Low Fare Airline market.

The “amelia” solution is delivered over the internet from InteliSys data centres.

For more information about InteliSys, please visit www.intelisys.aero. For more information about VIVA Macau, please visit www.flyvivamacau.com.

Certain statements made in this Press Release are "forward-looking statements." Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate," "will," "would," "expect," "intend," "plans to," or "believes," or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. InteliSys disclaims any obligations or responsibility to update any such forward-looking statements.

ENDS

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Media enquiries, please contact:

Ralph Eisenschmid, InteliSys CEO at Ralph@intelisys.aero; or

Filipa Caeiros, VIVA Macau Government and Community Affairs Supervisor, at Filipa.caeiros@flyvivamacau.com

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